Exhibit 5.1
September 15, 2010
First Niagara Financial Group, Inc.,
726 Exchange Street,
Suite 618,
Buffalo, New York 14210.
Ladies and Gentlemen:
In connection with the registration under the Securities Act of 1933 (the “Act”) of $300,000,000 principal amount of 6.750% Senior Notes due 2020 (the “Securities”) of First Niagara Financial Group, Inc., a Delaware corporation (the “Company”), and issuance of the Securities on March 19, 2010, we, as your counsel, have examined such corporate records, certificates and other documents, and such questions of law, as we have considered necessary or appropriate for the purposes of this opinion.
Upon the basis of such examination, we advise you that, in our opinion, the Securities constitute valid and legally binding obligations of the Company, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors’ rights and to general equity principles.
The foregoing opinion is limited to the Federal laws of the United States, the laws of the State of New York and the laws of the State of Delaware, and we are expressing no opinion as to the effect of the laws of any other jurisdiction.
We have relied as to certain factual matters on information obtained from public officials, officers of the Company and other sources believed by us to be responsible, and we have assumed that the Indenture and the Supplemental Indenture under which the Securities were issued have been duly authorized, executed and delivered by the Trustee thereunder, an assumption which we have not independently verified.

First Niagara Financial Group, Inc.	-2-

We hereby consent to the filing of this opinion as an exhibit to a Current Report on Form 8-K to be incorporated by reference into the Registration Statement relating to the Securities and to the references to us under the heading “Validity of Notes” in the Prospectus Supplement relating to the Securities, dated March 16, 2010. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act.

Very truly yours,